UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2020

Forterra, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FRTA	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 16, 2020, Forterra, Inc., a Delaware corporation (the “Company”), through its wholly owned subsidiaries, Forterra Finance, LLC, a Delaware limited liability company (the “Issuer”) and FRTA Finance Corp. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), completed the issuance of $500 million aggregate principal amount of senior secured notes due 2025 (the “Notes”) to certain initial purchasers (the “Offering”). The Notes were offered and sold in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes are governed by an indenture, dated as of July 16, 2020, among the Issuers, the Company and certain subsidiaries of the Company party thereto as guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”). The Company used the net proceeds from the Offering to repay a portion of the amount outstanding under the Company’s senior secured term loan facility (the “Term Loan Facility”).

The Notes have a fixed annual interest rate of 6.50%, which will be paid semi-annually on January 15 and July 15 of each year. The Notes will mature on July 15, 2025.

Obligations under the Notes are guaranteed by the Company and the Company’s existing and future subsidiaries (other than the Issuers) that guarantee the Term Loan Facility and the obligations of the U.S. borrowers under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”). The Notes and the related guarantees are secured by first-priority liens on the collateral that secures the Term Loan Facility on a first-priority basis (which is generally all assets other than those that secure the ABL Facility on a first-priority basis as set forth below) and second-priority liens on the collateral that secures the ABL Facility on a first-priority basis (which is generally inventory, accounts receivable, deposit accounts, securities accounts, certain intercompany loans and related assets), which second-priority liens will be ratable with the liens on such assets securing the obligations under the Term Loan Facility and junior to the liens on such assets securing the ABL Facility.

At any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make whole premium” as of, and accrued and unpaid interest to the date of redemption, subject to the right of holders of Notes on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date. In addition, at any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to the issuance of any additional notes) issued under the Indenture at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the right of holders of Notes on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date), with the net cash proceeds of an equity offering. Furthermore, at any time on or after July 15, 2022, the Issuers may on any one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on July 15 of the years indicated below, subject to the rights of holders of Notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

The Indenture contains customary negative covenants, including, among other things, limitations or prohibitions on restricted payments, incurrence of additional indebtedness, liens, mergers, asset sales and transactions with affiliates. In addition, the Indenture contains customary events of default.

The foregoing summary of the Indenture is not complete and is qualified in its entirety by reference to the complete text of the Indenture, which includes the form of the Note, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 8.01.	Other Events.

On July 16, 2020, the Company issued a press release announcing the closing of the Offering.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

4.1	Indenture, dated as of July 16, 2020 among Forterra Finance, LLC, FRTA Finance Corp., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of Global Note for 6.50% Senior Secured Notes due 2025 (included as Exhibit A to Exhibit 4.1 hereto).

99.1	Press Release issued by Forterra, Inc. on July 16, 2020.

104	Cover Page Interactive Data File – The cover page from the Company’s Current Report on Form 8-K filed on July 17, 2020 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Executive Vice President, General Counsel and Secretary

Date: July 17, 2020